EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Lakeland Industries, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-144870, No. 333-176733, No. 333-183882 and No. 333-205836) and Form S-3 (333-200422) of Lakeland Industries, Inc. of our report dated May 15, 2015, except for note 13.1, as to which the date is February 02, 2017, relating to our audit of the financial statements of Lakeland Brasil S.A. as of January 31, 2015, which report appears in Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K of Lakeland Industries, Inc. for the fiscal year ended January 31, 2016.

/s/ Mazars Auditores Independentes S/S
Mazars Auditores Independentes S/S
Sao Paulo, Brazil
March 10, 2017